Exhibit 99.1

FOR IMMEDIATE RELEASE: July 30, 2012

MICRONETICS AGREES TO SETTLE MERGER LITIGATION

Hudson, NH — (BUSINESS WIRE) — July 30, 2012 — Micronetics, Inc. (NASDAQ: NOIZ) announced today that it has signed a memorandum of understanding to settle the previously disclosed class action lawsuit captioned In re Micronetics, Inc. Shareholder Litigation, C.A. No. 7626-VCP pending in the Delaware Court of Chancery and the lawsuit in the New Hampshire Superior Court entitled Constantinescu v. Micronetics, et al., No. 226-2012-CV-490 and the newly-filed action in the United States District Court for the District of New Hampshire entitled Joshi v. Micronetics, Inc., et al., No. 1:12-CV-00285 (collectively, the “Merger Litigation”). The Merger Litigation relates to the Agreement and Plan of Merger, dated as of June 8, 2012, by and among Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com) (“Mercury”), a new Mercury subsidiary, and Micronetics.

Micronetics agreed to the settlement solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. The settlement provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the conditional certification of the Merger Litigation as a non opt-out class action pursuant to Court of Chancery Rule 23 on behalf of a class consisting of all record and beneficial owners of Micronetics common stock during the period beginning on June 10, 2012, through the date of the consummation of the proposed merger, including any and all of their respective successors in interest, predecessors, representatives, and the release of all asserted claims. The asserted claims will not be released until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. The settlement will not affect the merger consideration to be received by Micronetics stockholders or the timing of the special meeting of Micronetics stockholders scheduled for August 8, 2012.

Additionally, as part of the settlement, Micronetics has agreed to make certain additional disclosures related to the proposed merger, which are set forth below. The additional disclosures supplement the disclosure contained in the proxy statement filed by Micronetics with the Securities and Exchange Commission (“SEC”) on July 10, 2012 (the “Proxy Statement”), and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. Nothing in this press release or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The following disclosure replaces the last paragraph on page 20, continuing onto page 21 of the Proxy Statement under the caption “Background”:

On February 9, 2012, we received a non-binding written proposal from Firm A to purchase the company for a price per share of $11.25 in cash. The February 9, 2012 proposal from Firm A contemplated that Firm A would retain existing management and employees at aggregate compensation levels similar to the current levels, with appropriate incentives for key employees. On February 10, 2012, members of our board of directors discussed Firm A’s proposal with our financial and legal advisors. The board of directors, in consultation with Cypress and Latham, met on February 13, 2012 and February 15, 2012 to discuss Firm A’s proposal and determined that Firm A’s proposal did not adequately value the company. The board of directors instructed a representative of Cypress to communicate to Firm A the board’s response to Firm A’s proposal to acquire the company. On or about February 15, 2012, as directed by the board, Cypress informed representatives of Firm A and its financial advisor that our board of directors determined that the proposal did not adequately value the company. On or about February 17, 2012, Firm A delivered a second letter expressing an indication of interest in purchasing the company at an increased cash purchase price of $12.00 per share. The board of directors convened a meeting on February 21, 2012 to review and consider the increased proposal from Firm A. During such meeting, our board of directors, in consultation with our financial and legal advisors, determined that such increased proposal did not adequately value the company and instructed Cypress to communicate that determination to representatives of Firm A and its financial advisor.

The following disclosure replaces the first full paragraph on page 21 of the Proxy Statement under the caption “Background”:

On or about February 27, 2012, we received an unsolicited non-binding written proposal from Firm B to acquire the company for a cash purchase price per share of $10.00-$12.00. The February 27, 2012 proposal from Firm B expressed that Micronetics’ management would be welcome additions to Firm B. The board of directors discussed Firm B’s proposal during a meeting of the board of directors held on February 27, 2012, in consultation with our financial and legal advisors, and determined that such proposal did not adequately value the company. On or about February 28, 2012, representatives of Cypress and Firm B, respectively, discussed by telephone the company’s rejection of Firm B’s proposal. Representatives of Cypress, acting on behalf of the company, also discussed with representatives of Firm B and its affiliate the company’s willingness to have Firm B and its affiliate, respectively, enter into confidentiality agreements with the company.

The following disclosure replaces the first paragraph on page 22 of the Proxy Statement under the caption “Background”:

Between April 11 and April 23, 2012, in accordance with the instructions of our board of directors, representatives of Cypress contacted potential strategic and financial buyers (including those mentioned above) and provided confidential discussion materials to those parties that executed confidentiality agreements with the company. In addition, representatives of Cypress and members of our management met in person and participated in conference calls with those potential buyers who had continuing interest in a possible business combination or acquisition of the company, including meeting with Mercury on April 13, 2012 following their execution of a confidentiality agreement. Seven of the confidentiality agreements contain standstill provisions currently prohibiting the counterparties from making an unsolicited offer to acquire Micronetics or asking Micronetics to waive such standstill provisions.

The following disclosure replaces the third paragraph on page 22 of the Proxy Statement under the caption “Background”:

On April 20, 2012, we received written indications of interest from Mercury and Firm C, and oral indications from two additional parties, which we refer to as Firms E and F, respectively. Firm C’s written non-binding proposal indicated a cash purchase price of $9.00-$11.00 per share, and that Micronetics’ existing engineering, sales and marketing capabilities would be integrated into Firm C. Mercury’s letter of intent proposed a cash purchase price of $13.00-$15.00 per share based on an enterprise value of $66.4-$76.4 million, and expressed that Mercury anticipated continuing at-will employment for all or substantially all of Micronetics’ current employees following consummation of the transaction, and would expect to provide equity based compensation as an element of the overall compensation package for selected (but unidentified) employees in a manner and at levels consistent with Mercury’s current practice for its own employees. Mercury’s letter of intent further provided that it was expected that key company personnel would agree to remain with the company following the transaction pursuant to agreements executed at the signing of the definitive agreement and effective upon closing of the transaction. Firm E provided an oral indication of a purchase price of $9.50-$10.50 in cash per share, subject to approval by its board of directors. Firm F provided an oral indication with respect to a cash purchase price of $10.00-$12.00 per share, subject to approval by its board of directors, and further indicated its intention to provide a written indication the following week. The closing price of our common stock on April 20, 2012 was $7.49 per share.

The following disclosure replaces the first paragraph on page 23 of the Proxy Statement under the caption “Background”:

On April 26, 2012, we received a written indication of interest from Firm F, who had previously provided an oral indication of $10.00-$12.00 per share, to acquire the company at a cash purchase price per share of $11.37-$13.55. The April 26, 2012 letter from Firm F indicated that the Company would continue to operate under its current management in an acquisition by Firm F.

The following disclosure replaces the fourth full paragraph on page 23 of the Proxy Statement under the caption “Background”:

On June 1, 2012, the board of directors convened a meeting to consider the revised terms of the merger, the status of definitive agreement negotiations and the pending expiration of the company’s obligation to negotiate exclusively with Mercury. During such meeting, the board of directors determined, in consultation with its financial and legal advisors, to extend exclusivity through June 3, 2012 and instructed company management and the company’s advisors to continue discussions with respect to the definitive merger agreement. On June 4 and 5, 2012, the board of directors considered and extended exclusivity again through June 7, 2012 in order to continue discussions with respect to the definitive merger agreement. The board of directors determined to extend exclusivity with Mercury because Mercury had indicated that it would cease negotiating towards a transaction with the company in the absence of exclusivity, and because the board of directors did not believe that other bidders would exceed the firm price offered by Mercury.

The following disclosure replaces the existing disclosures contained under the caption “Interests of Certain Persons in the Merger—Interests of Executive Officers with respect to Mercury” beginning on page 40 of the Proxy Statement:

Following the merger, Kevin Beals and Carl Lueders will continue as senior management of the surviving corporation. Such officers and all other holders of unvested options will receive options to purchase shares of Mercury common stock due to the assumption by Mercury of unvested options pursuant to the terms of the merger agreement. Other options to purchase shares of Mercury stock may be granted to such individuals under the terms of any post-closing employment arrangements with Mercury.

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Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT Exelis, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Tecom Industries, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, including statements relating to the proposed sale of Micronetics, Inc. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the inability to obtain stockholder approval for the transaction, the inability to obtain regulatory approval for the transaction, reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2012 as well as its other filings with the Securities and Exchange Commission.

Contact:

David Robbins, CEO

Micronetics, Inc.

(603) 883-2900 x4131